As filed with the Securities and Exchange Commission on June 27, 2011

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMEREN CORPORATION
(Exact name of registrant as specified in its charter)

Missouri (State or other jurisdiction of incorporation or organization)	43-1723446 (IRS Employer Identification No.)

1901 Chouteau Avenue
St. Louis, Missouri 63103
(314) 621-3222
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

MARTIN J. LYONS, JR.
Senior Vice President and Chief Financial Officer
1901 Chouteau Avenue
St. Louis, Missouri 63103
(314) 621-3222
(Names, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:

GREGORY L. NELSON
Senior Vice President, General Counsel and Secretary
1901 Chouteau Avenue
St. Louis, Missouri 63103
(314) 621-3222

          Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective. If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

          If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock, $.01 par value	6,000,000 shares	$28.90	$173,400,000	$20,132

(1)
In addition, pursuant to Rule 416(a) of the Securities Act of 1933, this registration statement also covers such indeterminable number of additional securities as may become deliverable as a result of stock splits, stock dividends, split-ups, recapitalizations or similar transactions, in accordance with the provisions of the Plan.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 on the basis of the average of the high and low prices of the registrant's common stock on the New York Stock Exchange composite tape on June 21, 2011.

Pursuant to Rule 429 under the Securities Act, the prospectus filed as part of this registration statement will be used as a combined prospectus in connection with this registration statement and Registration Statement No. 333-152046.

PROSPECTUS

DRPlus

Dividend Reinvestment and Stock Purchase Plan

         Ameren Corporation has established its DRPlus Dividend Reinvestment and Stock Purchase Plan (Plan) to provide participants with a convenient way to purchase shares of our common stock and to reinvest all or a portion of the cash dividends paid on our common stock in additional shares of our common stock.

Participants in the Plan may:

  •
  Automatically reinvest 10% (the Minimum Dividend Reinvestment Requirement) or more of the cash dividends paid on each share of our common stock in additional shares of our common stock;

  •
  Make an initial investment in our common stock with a cash investment of at least $250;

  •
  Increase their investment in our common stock by making optional cash investments of at least $25 at any time;

  •
  Upon request, remove whole shares of our common stock from the Plan and hold through our direct registration system or in certificate form;

  •
  Deposit certificates representing our common stock into their Plan accounts for safekeeping; and

  •
  Sell shares of our common stock credited to their Plan accounts.

         Shares of our common stock purchased under the Plan will, at our option, be newly-issued shares or treasury shares purchased directly from us, or shares purchased in the open market or in privately-negotiated transactions. Any open market or privately-negotiated purchases will be made through an independent agent selected by us. This prospectus relates to 6,786,630 shares of common stock offered under the Plan.

         If you are currently participating in the Plan, you will remain enrolled in the Plan, and you do not have to take any action unless you wish to terminate your participation or change your election in the Plan.

         Our common stock is listed on the New York Stock Exchange under the ticker symbol "AEE."

         To the extent required by applicable law in certain jurisdictions, shares of common stock offered under the Plan to certain persons are offered only through a registered broker/dealer in such jurisdictions.

         Our principal executive offices are located at 1901 Chouteau Avenue, St. Louis, Missouri 63103 and our telephone number is (314) 621-3222.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         See the discussion of risk factors, if any, contained in our annual, quarterly and current reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, which are incorporated by reference into this prospectus, to read about certain factors you should consider before purchasing any of the common stock being offered.

The date of this prospectus is June 27, 2011.

AMEREN CORPORATION

        Ameren, headquartered in St. Louis, Missouri, is a public utility holding company under the Public Utility Holding Company Act of 2005, enacted as part of the Energy Policy Act of 2005, effective February 8, 2006, and administered by the Federal Energy Regulatory Commission. Ameren was incorporated in Missouri on August 7, 1995. Ameren's primary assets are the common stock of its subsidiaries. Ameren's subsidiaries are separate, independent legal entities with separate businesses, assets and liabilities. These subsidiaries operate, as the case may be, rate-regulated electric generation, transmission and distribution businesses, rate-regulated natural gas transmission and distribution businesses, and a merchant electric generation business in Illinois. Dividends on Ameren's common stock and the payment of expenses by Ameren depend on distributions made to it by its subsidiaries. Ameren's principal subsidiaries are listed below.

  •
  Ameren Missouri, or Union Electric Company, operates a rate-regulated electric generation, transmission and distribution business, and a rate-regulated natural gas transmission and distribution business in Missouri. Ameren Missouri is the largest electric utility in the state of Missouri. It supplies electric and natural gas service to a 24,000-square-mile area located in central and eastern Missouri. This area has an estimated population of 2.8 million and includes the Greater St. Louis area. Ameren Missouri supplies electric service to 1.2 million customers and natural gas service to 127,000 customers.

  •
  AIC, or Ameren Illinois Company, which does business as Ameren Illinois, operates a rate-regulated electric and natural gas transmission and distribution business in Illinois. AIC supplies electric and natural gas utility service to portions of central and southern Illinois having an estimated population of 3 million in an area of 40,000 square miles. AIC supplies electric service to 1.2 million customers and natural gas service to 811,000 customers.

  •
  Genco, or Ameren Energy Generating Company, operates a merchant electric generation business in Illinois. Genco's coal, natural gas and oil fired electric generating facilities are expected to have capacity of 3,437, 1,445, and 169 megawatts, respectively, at the time of the 2011 peak summer electrical demand. Genco owns an 80% interest in Electric Energy, Inc.; the capacity numbers in the preceding sentence include the full capability of EEI's facilities.

        Ameren has various other subsidiaries responsible for activities such as the marketing of power and provision of other shared services.

        In this prospectus, "Ameren," "we," "us" and "our" refer to Ameren Corporation and, unless the context otherwise indicates, do not include our subsidiaries.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933. This prospectus is part of the registration statement, but the registration statement also contains or incorporates by reference additional information and exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934 and, therefore, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read a copy of the registration statement and any document that we file with the SEC at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC's toll-free telephone number at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies, such as us, that file documents with the SEC electronically. The documents can be found by searching the EDGAR archives of the SEC electronically.

        The SEC allows us to "incorporate by reference" the information that we file with the SEC which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and you should read it with the same care. Later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents previously filed with the SEC:

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  our Annual Report on Form 10-K for the year ended December 31, 2010;

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011; and

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  our Current Reports on Form 8-K filed February 9, 2011 (excluding those portions furnished and not filed), February 18, 2011, February 18, 2011, February 22, 2011 (excluding those portions furnished and not filed), March 16, 2011, April 8, 2011, April 14, 2011, April 21, 2011 and May 5, 2011 (excluding those portions furnished and not filed).

        We are also incorporating by reference all additional documents that we file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus and the time that all of the shares of common stock registered are sold.

        Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any separately filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute part of this prospectus.

        You may request a free copy of these filings by writing or telephoning us at the following address:

  Ameren Corporation
  Attention: Secretary's Department
  P.O. Box 66149
  St. Louis, Missouri 63166-6149
  Telephone: (314) 621-3222

        You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these shares of common stock under the Plan in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents or that the information incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial position, results of operations and prospects may have changed since those dates.

 DESCRIPTION OF THE PLAN

        The provisions of the Plan in effect on and after the date hereof are presented in the following questions and answers. If you are not a participant in the Plan, you will continue to receive cash dividends, as declared, in the usual manner.

Purpose

1.     What is the purpose of the Plan?

        The purpose of the Plan is to provide participants (see Question 8) with a convenient way to purchase our common stock and to reinvest all or a portion of the cash dividends paid on our common stock (Eligible Securities) in additional shares of our common stock. When shares of our common stock purchased under the Plan are acquired directly from us, we will receive additional equity funds which will be added to our general funds and used for general corporate purposes as described in "Use of Proceeds."

Advantages

2.     What are the advantages of the Plan?

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  Participants in the Plan may elect to have cash dividends automatically reinvested in common stock on all or a portion of their shares of common stock (subject to a 10% minimum per share). Dividend payments not reinvested will be paid to participants by check or through electronic direct deposit.

  •
  Participants in the Plan may make optional cash investments (including by authorizing direct debit from their personal bank accounts) in a minimum amount of $25 per transaction after the initial investment and up to a maximum of $120,000 per calendar year for the purchase of common stock.

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  Full investment of funds is possible under the Plan because both full and fractional shares will be credited to participants' Plan accounts.

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  Participants may deposit their common stock certificates, at no cost, in their Plan accounts for safekeeping. Once the common stock certificate(s) is placed in safekeeping, the dividends paid on each share of common stock will be subject to a 10% minimum per share reinvestment.

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  Participants may enroll and manage their Plan account through our website at http://www.ameren.com/investors.

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  Personal recordkeeping is simplified by the issuance of statements showing account activity. Statements of account are a participant's continuing record of transactions and should be retained for tax purposes.

  •
  Participants may sell shares of common stock held or deposited in their Plan accounts.

Disadvantages

3.     What are the disadvantages of the Plan?

        A participant will have no control over the prices at which shares are purchased or sold for his or her account, because:

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  purchases for the participant's account will be made during periods prescribed under the Plan. See Questions 11 and 16; and

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  participants cannot designate a specific price or a specific date at which to sell shares or select the broker through which sales will be made. See Question 21.

Therefore, the participant will bear the risk of fluctuations in the market price of our common stock.

Other Features

4.     What are other features of the Plan?

  •
  Non-shareholders of legal age may participate in the Plan by making a minimum initial cash investment of $250 to purchase our common stock under the terms of the Plan.

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  Non-shareholders of legal age who are employees of Ameren or our subsidiaries (an Employee) may authorize a minimum payroll deduction investment of $25 in any pay period to purchase common stock under the terms of the Plan.

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  For each meeting of shareholders, participants will receive proxies that will enable them to vote all common shares registered in their names.

Administration

5.     Who administers the Plan?

        Ameren Services Company, a wholly-owned subsidiary of Ameren, will administer the Plan through its Investor Services Department (Investor Services). Among other things, Ameren Services will receive and hold participants' funds pending investment in additional shares of common stock, effect transfers of common stock, keep a continuous record of participation and prepare and send to each participant statements of the participant's Plan account. The responsibilities of Ameren Services in connection with the administration of the Plan are administrative in nature and, in large part, are consistent with the responsibilities of Ameren Services in acting as our registered transfer agent.

        If we elect to meet the requirements of participants by purchasing shares of common stock in the open market, an independent agent will act on behalf of participants in buying such shares. An independent agent will also sell Plan shares on behalf of participants.

        We reserve the right to interpret and administer the Plan as deemed necessary or desirable, including the right to limit or deny participation in the Plan where circumstances warrant. The terms and conditions of the Plan and its operation shall be governed by and construed in accordance with the laws of the State of Missouri. Ameren, Ameren Services, and any independent agents will not be liable for any act done in good faith or for any omission to act in good faith, provided that Ameren, Ameren Services and any independent agent shall not be relieved from any liability imposed under any federal, state or other applicable securities law which cannot be waived. We cannot assure you of a profit or protect you against a loss on shares purchased or sold under the Plan. A participant participates in the Plan at his or her sole discretion, risk and responsibility.

6.     Who should I contact with questions concerning the Plan and its administration?

  You may contact us with questions concerning the Plan

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  by writing to:

    Ameren Services Company
    Investor Services Department
    P.O. Box 66887
    St. Louis, Missouri 63166-6887;

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  by calling Investor Services locally at (314) 554-3502 or toll-free at (800) 255-2237;

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  by email at invest@ameren.com; or

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  by visiting our website at http://www.ameren.com/investors.

7.     May the Plan be suspended, modified or discontinued?

        We reserve the right to suspend, modify or discontinue the Plan at any time, including but not limited to the right to modify the fees and commissions charged to participants. We will announce any suspension, major modification or discontinuance of the Plan to all participants.

Eligibility

8.     Who is eligible to participate in the Plan?

        Any person of legal age or entity, whether or not a holder of Eligible Securities, is eligible to participate in the Plan provided that such person or entity fulfills the prerequisites for participation described under Question 9 and participation would not violate the securities or other laws of the state, territory or country where the participant resides that are applicable to Ameren, the Plan or the participant.

        A Plan prospectus and enrollment or application information will be furnished upon request made to Investor Services or it may be obtained from our website at http://www.ameren.com/investors.

Participation

9.     How do I enroll in the Plan or change my method of participation?

        After receiving a copy of this prospectus, eligible applicants may become participants in the Plan by completing and signing an enrollment form (shareholders) or an application (non-shareholders). The minimum initial optional cash investment is $25 for shareholders and $250 for non-shareholders. The maximum aggregate optional cash investment that may be made by a participant in any calendar year is $120,000.

        The enrollment form and application each require a participant to choose a reinvestment option for participation in the Plan. By checking the appropriate box, a participant may select:

  •
  Full Dividend Reinvestment—Automatic reinvestment of cash dividends on all shares of our common stock. This could include all shares credited to the participant's Plan account as well as all shares held outside of the participant's Plan account in either certificated form or through our direct registration system and registered in the name of the participant.

  •
  Partial Dividend Reinvestment—The participant specifies the amount of cash dividends to be automatically reinvested in shares of our common stock, subject to a minimum of 10% per share with respect to shares held in a participant's Plan account. The remaining dividends are paid in cash. No minimum reinvestment per share is required on shares held outside of a participant's Plan account in either certificated form or through our direct registration system.

        Eligible Securities include shares held through our direct registration system. These are shares registered directly on our books without physical certificates. The direct registration system is managed by The Depository Trust & Clearing Corporation and enables its participants to electronically move securities between street-name ownership and our books. See Question 26.

        Participants may change their reinvestment options by completing the correspondence portion of their statement of account or an enrollment form and sending it to Investor Services. Changes will become effective as soon as practicable after they are received. Any change in reinvestment options must be received by the dividend record date in order to be effective on the related dividend payment date.

10.   How does an Employee participate?

        An Employee may join the Plan at any time by enrolling in the same manner as any other eligible person described under Question 9 or by completing a Payroll Deduction Authorization form.

Dividend Reinvestment

11.   How and when will cash dividends be reinvested?

        If a participant has elected full or partial dividend reinvestment on the Eligible Securities registered in the participant's name and/or the participant's Plan shares, we will reinvest those dividends in additional shares of our common stock. With respect to partial dividend reinvestment, a minimum of 10% per share with respect to shares held in a participant's Plan account must be reinvested and the remaining dividends are paid in cash. No minimum reinvestment per share is required on shares held outside of a participant's Plan account in either certificated form or through our direct registration system and registered in the name of the participant. The source of common stock to be purchased under the Plan may be, at our discretion, authorized but unissued or treasury shares of common stock or shares of common stock purchased in the open market or in privately-negotiated transactions by an independent agent.

        If we are meeting the requirements of the Plan with common stock purchased in the open market or in privately-negotiated transactions, an independent agent will determine the exact timing of such purchases and the number of shares to be purchased, depending on the amount of reinvested dividends, market conditions and the requirements of federal securities laws, and the purchased shares will be credited to a participant's Plan account as of the applicable Investment Date, as defined below. If we elect to issue authorized but unissued or treasury shares of our common stock, these shares will be issued by us and credited to a participant's Plan account as of the applicable Investment Date. The determination of the price for purchases of Plan shares is explained in Question 18.

        If a participant's enrollment form is received by Investor Services on or before the record date with respect to any common stock cash dividend payment date, then the dividend payable on such payment date will be used to purchase additional shares of common stock as of such payment date (an Investment Date). If the enrollment form is received after the record date for any such cash dividend payment date, the reinvestment of dividends will start with the next dividend payment date.

        Common stock cash dividend payment dates are normally on or about the last business day of March, June, September and December. You should contact Investor Services for more information with respect to dividend payment dates.

        Although the Plan provides for the reinvestment of common stock dividends, the amount and timing of dividends payable on our common stock are within the sole discretion of our board of directors. The board of directors has not set specific targets or payout parameters when declaring common stock dividends. However, as it has done in the past, the board of directors is expected to consider various issues, including our overall payout ratio, payout ratios of our peers, projected cash flow and potential future cash flow requirements, historical earnings and cash flow, projected earnings, impacts of regulatory orders or legislation, and other key business considerations.

Optional Cash Investments

12.   Who is eligible to make optional cash investments?

        All Plan participants are eligible to make optional cash investments.

13.   How are optional cash investments made?

        A Plan participant may make an initial cash investment when enrolling by enclosing a check with the enrollment form or application. Checks should be made payable to "Ameren Corporation," and returned in the envelope provided with the enrollment form or application. Thereafter, optional cash investments may be made by using the cash investment form attached to the statement of account, by Automatic Cash Investment (see Question 14) or by Employee payroll deduction (see Question 10). Please contact Investor Services for additional cash investment forms.

14.   What is the Automatic Cash Investment option of the Plan and how does it work?

        The Automatic Cash Investment option offers participants in the Plan a direct debit service. Optional cash investments are electronically withdrawn from your personal checking or savings account at least once a month, usually near the end of the month, and used to purchase common stock. The direct debit from your personal bank account will be shown on the monthly statement from your financial institution. In addition, you will receive a statement from Investor Services detailing the cash received and shares purchased.

        The Automatic Cash Investment option may be authorized for regular monthly amounts from $25 to $10,000. Funds authorized for investment through the Automatic Cash Investment option will be debited approximately four business days prior to the appropriate optional cash investment date. See Question 16.

        For an Automatic Cash Investment application, please contact Investor Services.

15.   What are the limitations on making optional cash investments?

        Optional cash investments cannot be less than $25 per investment ($250 in the case of the initial optional cash investment by a non-shareholder). The maximum aggregate optional cash investment that may be made by a participant in any calendar year cannot exceed $120,000.

16.   When will optional cash investments be invested?

        The option to make cash investments is available to you at any time. Unless otherwise notified by us, there will be an optional cash investment date on the 15th, or the prior business day if the 15th is not a business day, and the last business day of each month. In any event, purchases on behalf of Plan participants will be made at least once a month. Participants will receive a notice at the beginning of each year specifying the optional cash investment dates for such year. Purchases may be made by the independent agent over a period of several days in the case of market purchases. All such purchases will be aggregated and credited to participants' accounts on the optional cash investment date occurring on or after receipt of the optional cash investment.

        Cash received after an optional cash investment date will be invested as of the next optional cash investment date. No interest will be paid by us on any cash investments received by us pending investment.

Purchases

17.   How many shares of common stock will be purchased?

        The number of shares purchased for you under the Plan depends on what you have authorized in regard to dividend reinvestment, plus any optional cash investments made, and the price at which the shares are purchased by the Plan. With respect to Full Dividend Reinvestment, your available funds will be fully invested in both whole and fractional shares of common stock (computed to four decimal places). With respect to Partial Dividend Reinvestment, a minimum of 10% per share with respect to shares held in a participant's Plan account must be reinvested and the remaining dividends would be paid in cash. No minimum reinvestment per share is required on shares held outside of a participant's Plan account in either certificated form or through our direct registration system. No one can predict the number of shares that will be purchased for you during a particular purchase period, and you cannot direct the purchase of a specific number of shares.

18.   What is the price of shares purchased for the Plan?

        If shares for the Plan are being purchased in the open market or in privately-negotiated transactions, the price of such shares will be the weighted average price at which the independent agent acquired the shares plus applicable brokerage commissions and other fees. If the shares are purchased directly from us, the price of such shares will be the average of the high and low sale prices of our common stock on the applicable Investment Date as reported on the Consolidated Tape System (CTS) for New York Stock Exchange listed companies administered by the Consolidated Tape Association (CTA).

19.   Who purchases the shares for the Plan?

        If we elect to purchase shares of common stock in the open market or in privately-negotiated transactions, an independent agent will make all such purchases necessary to meet the requirements of the Plan. We do not exercise any direct or indirect control over the timing or price of purchases made by an independent agent. If open market or privately-negotiated purchases are not made, the shares purchased under the Plan will come directly from our authorized and unissued shares of common stock or from our treasury shares.

        Purchases of common stock under the Plan will not be offset against sales of common stock under the Plan. See Question 21.

20.   Are any fees or expenses incurred by participants?

        We will pay the costs of administering the Plan, but participants will be required to pay brokerage commissions and other fees for shares purchased in the open market or in privately-negotiated transactions and shares sold through the Plan as well as any transfer tax, if applicable. Brokerage commissions will be at a negotiated rate established under the terms of our agreements with independent agents. See Question 7.

Sales and Termination from the Plan

21.   May participants sell or withdraw all or a portion of their shares from the Plan?

        Yes. Any participant may withdraw from the Plan, request that the Plan shares be moved into our direct registration system or that a certificate be issued for Plan shares, or request that Plan shares be sold and the cash proceeds forwarded to the participant. Participation in the Plan is entirely voluntary. Participants may sell or withdraw all or a portion of their shares by filling out the correspondence portion of their account statement or by contacting Investor Services.

        A stock certificate for any whole number of shares will be issued from your Plan account as soon as practicable after requested. If you would like stock certificates issued in a registration other than the name on your account, contact Investor Services.

        Investor Services will aggregate Plan sale requests and place a market order with an independent agent to sell such shares at least four times a month. The participant will receive the proceeds of the sale less any brokerage commission and any other fees as soon as practicable after the settlement date for the applicable sale. Participants' sales of shares of common stock under the Plan will not be offset against purchases of common stock under the Plan. Neither Investor Services nor the participant will have any authority to direct the time or price, designate the market or select the broker or dealer for the sale of such shares. See Question 19.

        If a participant's request for a sale or withdrawal is received by Investor Services on or after a dividend payment date, such request will be processed as soon as practicable after reinvested dividends have been allocated.

        If a participant's Plan account contains less than one full share, Investor Services reserves the right to sell any fractional share remaining in the account, forward the proceeds of the sale to the participant and terminate the account.

Transfer of Shares Held in the Plan

22.   Can shares in the Plan be transferred?

        Upon written request, shares in the Plan can be transferred into names other than the account name, subject to compliance with any applicable laws and the payment by the participant of any applicable taxes, provided that the request is accompanied by a duly executed stock power that bears the signature(s) of the participant(s) and the signature(s) is/are Medallion Signature Guaranteed by a financial institution, such as a commercial bank or a brokerage firm, that is a member of either the STAMP, SEMP or MSP Medallion Signature Guarantee programs. Unless instructed otherwise, Ameren Services will move the transferred shares to an account in the transferee's name in the Plan and apply the same dividend reinvestment options as existed with respect to the transferred account.

Reports to Participants

23.
How will participants be advised of their purchase of shares of common stock and other activity in their Plan accounts?

        Participants will receive a quarterly statement as soon as practicable following the end of each calendar quarter. The last quarterly statement of each calendar year will reflect year-to-date Plan activity. In addition, a statement will be provided in any month an account has Plan activity. These statements are participants' continuing record of their Plan transactions and should be retained for tax purposes. Participants should be aware that it is important to retain all statements received as there may be a fee incurred to provide historical statement information.

        Participants will receive copies of the same communications sent to other registered shareholders of common stock, including our annual report, notice of annual meeting and proxy statement, and certain tax information.

Certificates

24.
Will stock certificates automatically be issued for shares of common stock acquired under the Plan?

        No. Unless you request otherwise as described below, the number of shares credited to your Plan account will be held by Ameren Services, as agent, and will be shown on your statement of account. This service protects against loss, theft or destruction of stock certificates.

        A certificate for any number of whole shares up to the full number of shares credited to your Plan account will be issued to you if you so request in writing. See Question 21. Such request should be mailed to Investor Services.

        Shares credited to your Plan account may not be used as collateral. If you wish to use your Plan shares as collateral, you must request that a certificate be issued in your name. A certificate for fractional shares will not be issued under any circumstances.

Safekeeping Service for Common Stock Certificates

25.   What is the Plan's safekeeping service and how does it work?

        The Plan's safekeeping service allows you to deposit your common stock certificate(s) into your Plan account. The benefits of this service include the convenience of keeping all of your shares in one place, and the protection against the cost of replacing your certificates should they be lost, stolen or destroyed. If you would like to take advantage of this service, please contact Investor Services. Once the common stock certificate(s) is placed in safekeeping, the dividends paid on the common stock will be subject to a 10% minimum per share reinvestment.

Direct Registration System (DRS)

26.   What is the Direct Registration System?

        Shares held through the direct registration system (DRS) can be registered directly on our books without physical certificates. Participants in the Plan may choose to have their direct registration/book-entry shares electronically delivered to or from their brokerage accounts.

        You may move at any time, free of charge, all or a part of the whole Plan shares of our common stock credited to your account to DRS upon written request to Investor Services. The movement of Plan shares into DRS will not change your reinvestment instructions unless you direct otherwise. No fractional shares of our common stock may be held in DRS under any circumstances.

        If the shares in DRS are to be issued in a name other than the name(s) other than that reflected on your Plan account, the signature on the instructions or stock power must be guaranteed by a financial institution participating in the Medallion Signature Guarantee program. See Question 22.

Online Services

27.   What transactions can a participant conduct through our website?

        Through our website, a participant may:

  •
  enroll in the Plan;

  •
  authorize the reinvestment of his or her cash dividends; and

  •
  authorize optional cash investments;

        and a participant may:

  •
  review and manage his or her Plan account at his or her convenience;

  •
  arrange for sales of some or all of his or her shares of common stock; and

  •
  request that some or all of his or her shares of common stock be moved into DRS or request the issuance of a stock certificate with respect to those shares.

        Participation in the Plan through our online services is voluntary. A participant can access such services at our website at http://www.ameren.com/investors.

Income Taxes

28.   What are the federal income tax consequences of participation in the Plan?

        In general, participants in the Plan have the same federal income tax obligations with respect to their dividends as do shareholders who are not Plan participants. This means that dividends reinvested under the Plan are taxable as having been received even though the participants did not actually receive them in cash but, instead, used them to purchase additional shares under the Plan.

        With respect to reinvested cash dividends on our common stock used to purchase authorized but unissued shares from us, a participant will be treated for federal income tax purposes as having received a distribution in an amount equal to the fair market value on the dividend payment date of the full number of shares and fractional shares purchased with reinvested dividends. The fair market value of such shares on the dividend payment date will be treated as dividend income to the participant to the extent of our current and accumulated earnings and profits, as determined for federal income tax purposes. The basis of the shares so purchased will be equal to the fair market value of such shares on the dividend payment date.

        With respect to reinvested cash dividends on our common stock used to purchase shares in the open market or through negotiated transactions, a participant will be treated for federal income tax purposes as having received a distribution in an amount equal to the cash reinvested to obtain the shares. The cash reinvested will be treated as dividend income to the participant to the extent of the current and accumulated earnings and profits of the distributing entity, as determined for federal income tax purposes. The basis of the shares so purchased will be equal to the amount of this distribution.

        In the case of either the issuance of shares by us or the purchase of shares in the open market, if the amount of a distribution is in excess of our earnings and profits, such excess will not be treated as dividend income, but instead, a return of capital to you. In the event of a return of capital distribution, we will provide you with reports indicating the amount of the return of capital. You must reduce the tax basis of the stock on which the distribution is paid by the amount of the distribution that is a return of capital. To the extent any return of capital distribution exceeds your tax basis in your stock, the excess must be reported as capital gains.

        Dividends paid in taxable years beginning before 2013 are eligible for a reduced rate of federal income taxation for individuals of up to 15%, provided that the dividend is paid with respect to shares held for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date, the individual is not obligated to make related payments with respect to substantially similar or related property, and certain other conditions are met. In absence of legislative action, these reduced rates will no longer apply for dividends paid in taxable years beginning in and after 2013 and dividends paid by us will be taxable at ordinary income tax rates.

        Starting in 2013, investment earnings, including dividends and gains you receive or recognize with respect to our stock, will be subject to a 3.8% Medicare tax for individuals, trusts and estates, having adjusted gross income in excess of $200,000 ($250,000 in the case of married, filing jointly).

        A participant who purchases shares with optional cash payments will recognize no taxable income upon such purchases. The tax basis of shares purchased in this manner will be the amount of the optional cash investment.

        A participant does not realize any taxable income when he receives certificates for whole shares of common stock credited to his account under the Plan, either upon request for certificates for those shares, termination of his participation in the Plan, or termination of the Plan by us. However, the sale of shares by a participant under the Plan may give rise to a capital gain or loss, provided such shares are held as a capital asset by the participant. Any such gain or loss will be measured by the difference between the proceeds received by the participant (net of commissions and fees) and the participant's tax basis in the shares sold. Such gain or loss will generally be long-term capital gain or loss if the participant held the shares for more than one year immediately prior to such disposition. Long-term capital gains of noncorporate taxpayers (i.e., individuals, trusts and estates) are taxed at a maximum of 15% for taxable years beginning before 2013. The deductibility of capital losses is subject to limitations. The holding period for shares acquired under the Plan begins on the day after the shares are credited to a participant's Plan account.

        Beginning in 2012, when you sell shares held in your Plan account which are acquired after 2011, we will be required to report to you and the Internal Revenue Service the basis and holding period of those shares on IRS Form 1099-B. We have adopted the first-in, first-out (FIFO) method as our default method for these shares and will report the sale of these shares to you and the Internal Revenue Service under this method unless you notify us that you are electing to use some other acceptable basis to identify the stock sold. If you would like to use a method other than FIFO for such shares, you will need to contact Investor Services to make a written election for the methodology to apply to your shares held in the Plan. Once you sell your shares, the method used to calculate your adjusted basis and any gains or losses with respect to such shares cannot be changed. Therefore, it is important to consider the tax implications before you request a sale.

        For participants who are subject to U.S. withholding tax, backup withholding or foreign taxes, we will withhold the required taxes from the gross dividends or proceeds from the sale of shares. The dividends or proceeds received by the participant, or dividends reinvested on behalf of the participant, will be net of the required taxes. For 2013, a U.S. withholding tax at a 30% tax rate will be imposed on dividends and proceeds of sales paid to foreign shareholders if certain disclosure requirements are not satisfied.

        The information explained above is only a summary and does not purport to be a complete description of all tax consequences of participation in the Plan. The description may be affected by future legislation, Internal Revenue Service rulings and regulations, or court decisions. In addition, the taxation of foreign shareholders, except as noted, is not discussed in this prospectus. Accordingly, you should consult your own tax advisors with respect to the federal, state, local and foreign tax consequences of your participation in the Plan.

 DESCRIPTION OF COMMON STOCK

General

        The following descriptions of our common stock and the relevant provisions of our restated articles of incorporation and by-laws are summaries and are qualified by reference to our restated articles of incorporation and by-laws which have been previously filed with the SEC and are exhibits to this registration statement, of which this prospectus is a part, as well as the applicable Missouri General and Business Corporation Law.

        Under our restated articles of incorporation, we are authorized to issue 400 million shares of common stock, $.01 par value per share, and 100 million shares of preferred stock, $.01 par value per share. As of May 31, 2011, approximately 241,190,077 shares of common stock and no shares of preferred stock were outstanding.

Dividend Rights and Limitations

        The holders of our common stock are entitled to receive such dividends as our board of directors may from time to time declare, subject to any rights of the holders of our preferred stock, if any is issued. Our ability to pay dividends depends on the earnings of our subsidiaries and upon the ability of our subsidiaries to pay dividends or otherwise transfer funds to us. Various financing arrangements, charter provisions and statutory and regulatory requirements may impose certain restrictions on the ability of our subsidiaries to transfer funds to us in the form of cash dividends, loans or advances.

Voting Rights

        Except as otherwise provided by law and subject to the voting rights of holders of our preferred stock, the holders of our common stock have the exclusive right to vote for the election of directors and for all other purposes. Each holder of our common stock is entitled to one vote per share on all matters submitted to a vote at a meeting of shareholders, including the election of directors, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors and the holders of the remaining shares voting for the election of directors will not be able to elect any directors. The common stock shall vote together as a single class. The holders of our common stock are not entitled to cumulate votes for the election of directors. At annual and special meetings of shareholders, a majority of the outstanding shares of common stock constitutes a quorum.

Liquidation Rights

        In the event of any liquidation, dissolution or winding up of our affairs, voluntarily or involuntarily, the holders of our common stock will be entitled to receive the remainder, if any, of our assets after the payment of all our debts and liabilities and after the payment in full of any preferential amounts to which holders of any preferred stock may be entitled.

Uncertificated Shares and Certificates of Stock

        The interest of each shareholder of any class of our stock shall not be evidenced by certificates for shares and all shares of all classes of stock shall be uncertificated shares; provided, however, that (a) any shares of our stock represented by a certificate shall continue to be represented by such certificate until such certificate is surrendered to us and (b) we may, at our option but without obligation, issue certificates for some or all of any shares of some or all of any classes of stock as we determine from time to time.

Miscellaneous

        The outstanding shares of common stock are, and the shares of common stock sold hereunder will be, upon payment for them, fully paid and nonassessable. The holders of our common stock are not entitled to any preemptive or preferential rights to subscribe for or purchase any part of any new or additional issue of stock or securities convertible into stock. Our common stock does not contain any redemption provisions or conversion rights.

Transfer Agent and Registrar

        Ameren Services Company, a subsidiary of Ameren, acts as transfer agent and registrar for the common stock.

Certain Anti-Takeover Matters

        Our restated articles of incorporation and by-laws include a number of provisions that may have the effect of discouraging persons from acquiring large blocks of our stock or delaying or preventing a change in our control. The material provisions that may have such an effect include:

  •
  authorization for our board of directors (subject to any required regulatory approval) to issue our preferred stock in series and to fix rights and preferences of the series (including, among other things, whether, and to what extent, the shares of any series will have voting rights and the extent of the preferences of the shares of any series with respect to dividends and other matters);

  •
  advance notice procedures with respect to nominations of directors or proposals other than those adopted or recommended by our board of directors;

  •
  the prohibition of shareholder action by less than unanimous written consent without a meeting; and

  •
  provisions specifying that only the chief executive officer or the board of directors (by a majority vote of the entire board of directors) may call special meetings of shareholders, and that the chairman of the meeting may adjourn a meeting of shareholders from time to time, whether or not a quorum is present.

        In addition, the Missouri General and Business Corporation Law, or the MGBCL, contains certain provisions, including business combination provisions that would be applicable to certain mergers, share exchanges or sales of substantially all assets involving us or a subsidiary and a significant shareholder and which could have the effect of substantially increasing the cost to the acquirer and thus discouraging any such transaction. The MGBCL permits shareholders to adopt an amendment to the articles of incorporation opting out of the business combination provisions, and our restated articles of incorporation opt out of such provisions.

        Under the Illinois Public Utilities Act, approval of the Illinois Commerce Commission is required for any transaction which, regardless of the means by which it is accomplished, results in a change in the ownership of a majority of the voting capital stock of an Illinois public utility or the ownership or control of any entity which owns or controls a majority of the voting capital stock of a public utility. Because we control a majority of the voting stock of AIC, a public utility subject to Illinois utility regulation, any change in our ownership or control, within the meaning of the Illinois Public Utilities Act, would require Illinois Commerce Commission approval. Certain acquisitions by any person of our outstanding voting shares would also require approval under the Federal Power Act and the Atomic Energy Act of 1954, as amended.

 USE OF PROCEEDS

        The number of shares of common stock, if any, that we will sell under the Plan and the prices at which such shares will be sold cannot presently be determined. The number and prices of shares sold will be affected by the level of participation in the Plan, the prevailing prices of our common stock and whether the shares are newly-issued or treasury shares or shares purchased in the open market or privately-negotiated transactions. If newly-issued or treasury shares of common stock are sold by us under the Plan, we will use the net proceeds we receive from the sale:

  •
  to finance our subsidiaries' ongoing construction and maintenance programs;

  •
  to redeem, repurchase, repay or retire outstanding indebtedness, including indebtedness of our subsidiaries;

  •
  to finance strategic investments in, or future acquisitions of, other entities or their assets; and

  •
  for other general corporate purposes.

        If shares are purchased by an independent agent in the open market or in private transactions for sale under the Plan, we will not receive any proceeds from such sales.

LEGAL MATTERS

        Gregory L. Nelson, Esq., our Senior Vice President, General Counsel and Secretary of Ameren Corporation, has issued a legal opinion as to certain legal matters in connection with the common stock offered by this prospectus. As of March 31, 2011, Mr. Nelson owned 7,553 shares of Ameren's common stock. In addition, as of that date, Mr. Nelson owned 287 restricted shares and 35,705 performance share units, 4,269 of which are fully vested.

EXPERTS

        The financial statements of Ameren Corporation as of December 31, 2009 and 2010 and for each of the three years in the period ended December 31, 2010 and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control Over Financial Reporting) as of December 31, 2010 incorporated in this prospectus by reference to the Annual Report on Form 10-K of Ameren Corporation for the year ended December 31, 2010, have been so incorporated in this prospectus in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        No dealer, salesperson or other person is authorized to give any information to or represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Ameren Corporation

DRPlus
Dividend Reinvestment
and Stock Purchase Plan

Common Stock

PROSPECTUS
June 27, 2011

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

Securities and Exchange Commission registration fee	$20,132*
Stock exchange listing fees	22,500
Printing expenses	17,000
Fees of accountants	5,000
Fees of attorneys	25,000
Miscellaneous expenses	5,368

Total	$95,000

*
Actual expenses; all other expenses are estimates.

Item 15.    Indemnification of Directors and Officers

        Article IV of the By-Laws of Ameren Corporation (the "Company"), consistent with the applicable provisions of the Missouri General and Business Corporation Law (the "MGBCL"), provides for indemnification of directors and officers. These provisions provide that any person shall be indemnified for expenses and liabilities imposed upon such person in connection with any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Company, by reason of the fact that such person is or was a director, officer or employee of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        In a proceeding brought by or in the right of the Company, indemnification shall be made with respect to any claim as to which an officer or director has been adjudged to have been liable to the Company if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. However, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

        The By-Laws, consistent with the applicable provisions of the MGBCL, provide that indemnification shall be made by the Company only if a determination has been made by a majority vote of a quorum of the disinterested directors or by the shareholders or by independent legal counsel in a written opinion, that the director or officer met the required standard of conduct. The Company has purchased insurance on behalf of its officers and directors which insures them against certain liabilities and expenses, including those under the Securities Act of 1933.

        The By-Laws, consistent with the applicable provisions of the MGBCL, further provide that, in addition to the indemnities described in the preceding paragraphs, the Company will further indemnify its officers and directors to the maximum extent permitted by law, provided that no indemnity may be given for conduct that is adjudged to be knowingly fraudulent, deliberately dishonest, or willful misconduct.

Item 16.    Exhibits

Exhibit No.	Description
*4.1	Restated Articles of Incorporation of the Company (File No. 33-64165, Annex F).
*4.2	Certificate of Amendment to the Restated Articles of Incorporation filed with the Secretary of State of the State of Missouri on December 14, 1998 (1998 Form 10-K, Exhibit 3(i), File No. 1-14756).
*4.3
Certificate of Amendment to the Restated Articles of Incorporation filed with the Secretary of State of the State of Missouri on April 21, 2011 (April 21, 2011 Form 8-K, Exhibit 3(i), File No. 1-14756).
*4.4	By-Laws of the Company, as amended effective October 8, 2010 (October 13, 2010 Form 8-K, Exhibit 3.1(ii), File No. 1-14756).
5	Opinion Gregory L. Nelson, Esq., Senior Vice President, General Counsel and Secretary of Ameren Corporation, regarding the validity of the securities.
23.1	Consent of Gregory L. Nelson, Esq., Senior Vice President, General Counsel and Secretary of Ameren Corporation (included in Exhibit 5).
23.2	Consent of independent registered public accounting firm.
24	Powers of Attorney.
Note: Reports of the Company on Forms 8-K, 10-Q and 10-K are on file with the SEC under file number 1-14756.

*
Incorporated by reference herein as indicated.

Item 17.    Undertakings

        The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that subsections (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

            (i)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

           (ii)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

        (5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

           (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

          (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

          (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        (6)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on the 27th day of June, 2011.

AMEREN CORPORATION (REGISTRANT)
By:	/s/ THOMAS R. VOSS Thomas R. Voss Chairman, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ THOMAS R. VOSS Thomas R. Voss	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)	June 27, 2011
/s/ MARTIN J. LYONS, JR. Martin J. Lyons, Jr.	Senior Vice President and Chief Accounting Officer (Principal Financial and Accounting Officer)	June 27, 2011
* Stephen F. Brauer	Director	June 27, 2011
* Ellen M. Fitzsimmons	Director	June 27, 2011
* Walter J. Galvin	Director	June 27, 2011
* Gayle P. W. Jackson	Director	June 27, 2011
* James C. Johnson	Director	June 27, 2011
* Steven H. Lipstein	Director	June 27, 2011

Name	Title	Date

* Patrick T. Stokes	Director	June 27, 2011
* Stephen R. Wilson	Director	June 27, 2011
* Jack D. Woodard	Director	June 27, 2011

*By:	/s/ MARTIN J. LYONS, JR. Martin J. Lyons, Jr. Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description
5	Opinion of Gregory L. Nelson, Esq., Senior Vice President, General Counsel and Secretary of Ameren Corporation, regarding the validity of the securities.
23.1	Consent of Gregory L. Nelson, Esq., Senior Vice President, General Counsel and Secretary of Ameren Corporation (included in Exhibit 5).
23.2	Consent of independent registered public accounting firm.
24	Powers of Attorney.
Note: Reports of the Company on Forms 8-K, 10-Q and 10-K are on file with the SEC under file number 1-14756.